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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2015

START SCIENTIFIC, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52227	20-4910418
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

521 W. Wilshire Blvd.,Suite 101 Oklahoma City, OK	73116
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 758-5898

2003 My Anns Hill, San Antonio, Texas 78258

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 8, 2015, Norris R. Harris resigned as Chief Executive Officer and Director of Start Scientific, Inc. (the “Company”).

Also on September 8, 2015, Jim Frazier was appointed as Chief Executive Officer and Chairman of the Board of Directors. A summary of Mr. Frazier’s background and experience is as follows:

Jim Frazier, 51, Chief Executive Officer and Chairman of the Board. Mr. Frazier is an Oil and Gas executive with over 28 years of experience with three public exploration and production companies. Mr. Frazier has experience working on projects in Oklahoma, Mississippi, New Mexico, the Rocky Mountains, Texas, Canada, Venezuela, and Columbia. Mr. Frazier has worked managed all levels and supervised all disciplines of the industry including geological, engineering, project planning and budget, reserve, regulatory, tax, audit and legal. Mr. Frazier has successfully presented various projects to shareholders, board of directors, investors, and marketing outlets. Mr. Frazier has a proven track record in building results oriented organizations and teams, optimizing operations for increasing revenues and controlling costs. Mr. Frazier is currently an independent energy consultant based out of Oklahoma City, OK, since March 2014 to the present. Additionally, Mr. Frazier was CFO of the Asset Servicing Group, an Insurance and Real Estate investment holding company from February 2010 to March 2014, and CFO of a TSX listed Canadian off-shore oil and gas exploration company from October 2008 to February 2010. Mr. Frazier was President and CEO of Orbit Petroleum, an OTC:BB domestic oil and gas producer from 2004 to 2009. Mr. Frazier also served as Chief Financial Officer for a NASDAQ International Oil and Gas company, from 1997 to 2002. Mr. Frazier was a Vice President with Chase Manhattan bank from the early 1980's to early 90's working primarily in securities and later commercial lending and credit. Mr. Frazier has been an Executive Director and manager for Red Rock Capital, an Oklahoma based commercial lending correspondent since 1996. Mr. Frazier earned his Economics degree from Fordham University and advanced certifications in Investment & Finance from the New York Institute of Finance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Start Scientific, Inc.

Date: September 9, 2015	By: /s/ Jim Frazier
Jim Frazier
Chief Executive Officer